EXHIBIT 12

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
        EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                        FOR THREE MONTHS ENDED MARCH 31:
                                  (UNAUDITED)


(Dollars in millions)

                                                          1998          1997
                                                       --------      --------

Earnings before income taxes(1)                        $  1,521      $  1,861

Add:
  Fixed charges, excluding capitalized interest             525           465
                                                       --------      --------
Earnings as adjusted                                   $  2,046      $  2,326
                                                       ========      ========
Fixed charges:
  Interest expense                                     $    406      $    371
  Capitalized interest                                        4             9
  Portion of rental expense representative of
    interest                                                119            94
                                                       --------      --------
Total fixed charges                                    $    529      $    474
                                                       ========      ========
Preferred stock dividends(2)                                  7             8
                                                       --------      --------
Combined fixed charges and preferred stock
  dividends                                            $    536      $    482
                                                       ========      ========

Ratio of earnings to fixed charges                         3.87          4.91
Ratio of earnings to combined fixed charges and
  preferred stock dividends                                3.82          4.83

(1) Earnings before income taxes excludes the company's share in the income and losses of less-than-fifty percent-owned affiliates.

(2) Included for the ratio computation for the quarter ended March 31, 1998 and 1997, respectively, are preferred stock dividends of $5 million, or $7 million and $8 million, respectively, representing the pre-tax earnings which would be required to cover such dividend requirements based on the company's effective tax rate for the quarter ended March 31, 1998 and 1997.


                                     - 16 -